EXHIBIT 23.6

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas engineering consultants, Williamson Petroleum Consultants, Inc. hereby consents to the references to us under the captions, Chapter I — “Summary Oil and Gas Data;” Chapter III — “Business and Properties” and “Annex A” in this Amendment No. 6 to Registration Statement 333-162652 on Form S-4 of Resaca Exploitation, Inc.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

May 18, 2010